Exhibit 10.2

Steven J. Bandrowczak Chief Executive Officer
Xerox Corporation 201 Merritt 7 Norwalk, CT 06851
December 29, 2023	Steven.bandrowczak@xerox.com tel 203.849.5545

Louis Pastor

141 Milbank Avenue

Greenwich, CT 06830

On behalf of Xerox Corporation, I am pleased to offer you the position of Executive Vice President, Chief Transformation & Administrative Officer. This role will report to me at the Norwalk, CT Headquarters.

Your starting salary for this position will be paid monthly at the annualized rate of $625,000 and will remain in effect through December 31, 2024. With an anticipated start date of January 1, 2024, the Terms of our Separation and Consulting Services Agreement entered into on April 18, 2023 (‘the Consulting Agreement’) will be terminated effective December 31, 2023. The Monthly Fee (as defined in Exhibit B to the Consulting Agreement) paid to you in December 2023 will be the final Monthly Fee paid to you under the Consulting Agreement; provided however, that you shall still be entitled to receive, and you shall receive, the Performance Fee (as defined in Exhibit B of the Consulting Agreement) in full.

This employment offer is conditioned upon your execution of the Termination of Consulting Agreement, a copy of which is attached hereto.

You will be eligible to participate in the Management Incentive Plan (MIP) for the 2024 performance year at the target level of 100% of salary with a payout opportunity aligned to the 2024 MIP. This plan pays annually based upon Board of Directors approval and results of both Xerox and your own individual results, and the target award calculation is based on the individual’s actual base salary earnings during the plan period when the employee was a MIP-eligible participant.

You will be granted a new hire two-year ratable vested award of Restricted Stock Units (RSUs) with a value of $2,700,000 based on the closing price of Xerox common stock on the grant date. The award will be granted in the first week of January 2024. The terms and conditions of this award will be provided to you upon grant.

You will be entitled to an annual LTI equity grant with a target grant date value of $2,300,000 (the “2024 LTI Award”). You will be considered for an annual LTI grant in future calendar years; any such grants are subject to approval of the Compensation Committee of the Board of Directors as part of its annual review process. The 2024 LTI Award and any future LTI awards granted at the discretion of the Compensation Committee will be delivered during the annual cycle at the same time as all other plan participants. Details of the terms and conditions of any future LTI award will be provided to you upon grant.

Since Xerox’s Total Pay philosophy recognizes that pay is more than just your salary, you will be eligible to participate in a comprehensive benefits package offered by the company. In addition, you will be eligible for executive financial planning assistance up to $10,000 every two years as well as an executive concierge benefits support program and will be eligible to accrue an annual vacation entitlement of 4 weeks, to be earned in accordance with the Xerox Vacation Policy.

This role requires you to accumulate and maintain a target ownership level of three times your base salary in Xerox stock.

This role has been deemed eligible for severance benefits under the Officer Severance Program. The payment of any severance benefits will be subject to the terms of the program, including your execution of a general release of all claims.

This role has also been deemed eligible for change-in-control benefits that provide for certain payments in the event of involuntary termination not for cause following the occurrence of a change-in-control. Your eligibility for such change- in-control benefits will be subject to your execution of the 2024 Change-In-Control Agreement on or before December 31, 2023. Payments under such Agreement are conditioned upon the specific terms of the Agreement, including your execution of a general release of all claims.

This offer will remain in effect up to 6 business days from the receipt of this offer letter and is contingent upon compliance with the pre-employment requirements, including successfully passing a drug screening test and a background check.

You will receive a separate email with instructions to go into our onboarding website where you will be presented with the option to accept or decline your offer. If you choose to accept the offer, the system will present several pre-employment tasks and forms, including the ESignature Disclosures and Consent, the Background Investigation Authorization form, the Background Investigation Disclosure form, and the Drug Screening Consent form. Please respond immediately to the items that are presented as completion of the tasks will progress you through the hiring process.

As a reminder, your username to login is: louisjpastor@gmail.com and your password is the same one you have been using throughout the hiring process.

Assuming all contingencies are cleared, your planned start date is January 1, 2024.

Xerox respects, and expects you to honor, all your obligations to your current and former employers. Should you accept this offer, Xerox directs you not to use or disclose any confidential or proprietary information of any former employer in the course of your duties to Xerox. If you accept the offer and begin work at Xerox, and at any time you feel you would need to use confidential information of a prior employer to perform your Xerox job duties, you should notify me immediately. Your Xerox job duties will be revised appropriately.

We look forward to your acceptance of this offer; we believe that you will make significant contributions to the Corporation. If you have any questions, please feel free to contact me or the Staffing Administration office at xeroxstaffingadmincenter@xerox.com.

Sincerely,

Steven J. Bandrowczak

Should you choose to join Xerox, your employment is governed by the traditional legal principle of employment at will. This means that either you or Xerox can terminate the employment relationship at any time, for any reason, with or without cause, and with or without advance notice. This offer letter is not a contract of employment and does not guarantee future employment for any fixed duration. To meet its business needs in changing conditions, Xerox reserves the right to unilaterally change or terminate any of its benefit programs subject to applicable law.